Exhibit 99.1

MESABI TRUST ANNOUNCES NOMINEE FOR APPOINTMENT AS SUCCESSOR TRUSTEE
AND SETS DATE OF SPECIAL MEETING

New York, New York
March 31, 2014

The Trustees of Mesabi Trust (NYSE:MSB) are deeply saddened to announce the death of one of its trustees, Norman F. Sprague, III, M.D., on March 14, 2014. Dr. Sprague had served the Trust as one of the individual Trustees since 1981.

Mesabi Trust also announced that theTrustees have nominated Mr. Michael P. Mlinar to stand for appointment to succeed Dr. Sprague. Mr. Mlinar has a Bachelor of Science degree in mining engineering from Michigan Technological University and over 35 years of experience in mining production and operations management.  Most recently, Mr. Mlinar has worked as an independent consultant since September 2013. For more than 15 years prior to that, Mr. Mlinar served as a Vice President and General Manager of various operating subsidiaries of Cliffs Natural Resources, Inc. (“Cliffs”), including at Northshore Mining from 2005 through 2011.  Mr. Mlinar retired from his position as a Vice President of Cliffs in September 2013.

Under the terms of the Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), a vacancy created by the death of a Trustee is to be filled through appointment of a successor trustee approved by a majority in interest of the Certificates of Beneficial Interest in the Trust (the “Trust Certificates”) then outstanding at a special meeting called for such purpose.

In accordance with the terms of the Agreement of Trust, the Trustees have scheduled a special meeting of the holders of the Trust Certificates (“Unitholders”) on Wednesday, June 4, 2014 in Minneapolis, Minnesota for the purpose of voting to approve Michael P. Mlinar as successor Trustee.  The Trustees have set Monday, April 21, 2014 as the record date for the special meeting.  All Unitholders of record as of the record date will receive a notice regarding the Trustee vacancy, a notice of special meeting and proxy materials detailing the matters to be voted on at the special meeting as well as the time and location of the meeting. It is anticipated that the Trustees will mail the proxy materials on or about April 25, 2014.

The late Trustee, Dr. Norman F. Sprague III, M.D., also had served as one of the Trustees of the Mesabi Land Trust, of which the Mesabi Trust is the sole trust certificate holder.  Pursuant to their authority under the Mesabi Land Trust Agreement, the Mesabi Trustees have appointed Mr. Michael Mlinar to succeed the late Mr. Norman F. Sprague III, M.D. as a Trustee of the Mesabi Land Trust, effective immediately.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520